Exhibit 21.1



                          CREDENCE SYSTEMS CORPORATION

                           SUBSIDIARIES OF THE COMPANY




The following are wholly-owned or majority-owned subsidiaries of Credence Systems Corporation:
         Credence Systems KK, a Japanese company;

         Credence Systems International, Inc., a Barbados corporation;

         Fluence Technology, Inc. (formerly Test Systems Strategies, Inc.), a Delaware corporation;

         Credence International Limited, Inc., a Delaware corporation;

         Credence Systems Korea, a South Korea company (a wholly owned subsidiary of Credence International Limited, Inc.);

         Credence Systems Armenia L.L.C., an Armenian limited liability company;
           and

         Innotech-Credence Corporation, a Japanese company (a joint venture with Innotech Corporation, majority owned by the Company).



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